UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under Rule 14a-12

HUNGARIAN TELEPHONE AND CABLE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HUNGARIAN TELEPHONE AND CABLE CORP.	1201 Third Avenue, Suite 3400 Seattle, WA 98101-3034

Dear Stockholder:	April 7, 2006

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Hungarian Telephone and Cable Corp. (the “Company”) to be held at 10:00 a.m. local time, on May 17, 2006 at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017.

At the Annual Meeting the holders of Common Stock of the Company will consider and vote upon the election of directors and the ratification of the appointment of auditors. Your Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees named herein as directors and the ratification of the appointment of auditors.

The attached Proxy Statement more fully describes the matters to be voted upon at the Annual Meeting and also includes information concerning the Company. I urge you to read carefully the information contained in the Proxy Statement.

I hope that you will be able to attend the Annual Meeting. If you cannot attend, your shares of Common Stock can be represented by completing, signing and dating the enclosed proxy, and returning it in the envelope provided (which requires no postage if mailed in the United States). You may, of course, withdraw your proxy if you attend the Annual Meeting and choose to vote in person.

Sincerely,

/s/ Kim Frimer
Kim Frimer
Chairman of the Board of Directors

HUNGARIAN TELEPHONE AND CABLE CORP.

1201 Third Avenue, Suite 3400

Seattle, Washington 98101-3034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Hungarian Telephone and Cable Corp., a Delaware corporation (the “Company”), will be held at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017 on May 17, 2006, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors of the Company to serve until the 2007 Annual Meeting of Stockholders or until their successors have been duly elected and qualified; and

2.	To ratify the appointment of KPMG Hungaria Kft. as auditors of the Company for the fiscal year ending December 31, 2006; and

to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any other business to come before the Meeting.

The Board of Directors has fixed April 3, 2006 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. For ten days prior to the Meeting, a complete list of stockholders of record entitled to vote at the Meeting will be maintained for inspection by an eligible stockholder (for any purpose germane to the Meeting) during normal business hours at the U.S. office of the Company which is located at 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034, phone 206-654-0204.

Whether or not you plan to attend the Meeting in person, please mark, execute, date and return the enclosed proxy promptly in the envelope provided. Should you attend the Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

/s/ Peter T. Noone
Peter T. Noone
Secretary

Seattle, Washington

April 7, 2006

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

HUNGARIAN TELEPHONE AND CABLE CORP.

PROXY STATEMENT

i

HUNGARIAN TELEPHONE AND CABLE CORP.

1201 Third Avenue, Suite 3400

Seattle, Washington 98101-3034

April 7, 2006

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2006

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Hungarian Telephone and Cable Corp. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company, to be held at 10:00 a.m. local time, on May 17, 2006 at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017, or at any adjournment or postponement thereof (the “Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are first being sent or given to stockholders on or about April 17, 2006.

At the Meeting, the stockholders of the Company are being asked to consider and vote upon: (i) the election of seven directors of the Company to serve until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and (ii) the ratification of the appointment of KPMG Hungaria Kft. as auditors of the Company for the fiscal year ending December 31, 2006.

Voting Rights and Proxy Information

All shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for election of all nominees for director named below and for the ratification of the appointment of auditors. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. Proxies should not be sent by the stockholder to the Company, but to Continental Stock Transfer & Trust Company, the Company’s Registrar and Transfer Agent, at 17 Battery Place South, 8th Floor, New York, New York 10004. A pre-addressed, postage-paid envelope is provided for this purpose.

A proxy delivered pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Peter T. Noone, Secretary, Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034.

Vote Required for Approval

The presence, in person or by proxy, of a majority of the shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the Meeting. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Meeting. Thus, abstentions and proxies returned by brokers as “non-votes” on behalf of shares held in “street name” will have no effect on the outcome of the election of directors. For the vote with respect to the ratification of the appointment of auditors, abstentions will have the same effect as a vote against such matter and proxies returned by brokers as “non-votes” will not affect the outcome of such vote. Proxies submitted which contain abstentions or broker “non-votes” will be deemed present at the Meeting in determining the presence of a quorum.

Your Board of Directors has unanimously approved the nomination of the persons named herein for election as directors and the Board’s audit committee has unanimously approved the appointment of KPMG Hungaria Kft. Accordingly, the Board recommends a vote FOR the election of the nominees named herein as directors and the ratification of the appointment of KPMG Hungaria Kft. as auditors for the fiscal year ending December 31, 2006.

Voting Securities

April 3, 2006 has been set as the record date (the “Record Date”) for determining stockholders entitled to notice of, and to vote at, the Meeting. As of the close of business on the Record Date, there were outstanding 12,806,665 shares of Common Stock. Each holder thereof is entitled to one vote per share.

Stock Ownership of Certain Beneficial Owners

The following table sets forth, as of April 7, 2006, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class (1)
TDC A/S Noerregade 21 0900 Copenhagen C, Denmark	10,799,782	(2)	69.2%

(1)	“Shares Beneficially Owned” includes shares held directly as well as shares which such entity may have the right to acquire within 60 days of April 7, 2006. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by such entity by the shares of Common Stock outstanding as of April 7, 2006 plus only those shares which such entity may have the right to acquire within 60 days of April 7, 2006.

(2)	Includes 300,000 shares of Common Stock which are issuable upon the conversion by TDC of its 30,000 shares of the Company’s Series A Preferred Stock and 2,500,000 shares of Common Stock which are issuable upon the exercise of warrants held by TDC with an exercise price of $10.00 per share. See “- Change in Control.”

Change in Control

On April 12, 2005 TDC A/S (“TDC”), a large shareholder of the Company, increased its investment in the Company by purchasing the entire equity holdings in the Company held by Ashmore Investment Management (“Ashmore”) for $79.9 million. Ashmore owned 2,750,936 shares of Common Stock (purchase price $53.6 million); warrants to purchase 2,500,000 shares of Common Stock at $10 per share with an expiration date of March 31, 2007 (purchase price $23.8 million); and 12,000 shares of the Company’s preferred stock which are convertible into 120,000 shares of Common Stock (purchase price $2.5 million). TDC used its general investment funds for the purchase from Ashmore. TDC now owns 62.5% of the Company’s outstanding Common Stock and 65.8% of the Company’s outstanding Common Stock on a fully diluted basis.

TDC also purchased from Ashmore notes issued by the Company in the principal amount of $25 million. TDC purchased the notes at face value. TDC used its general investment funds for the transaction.

In February 2006, Nordic Telephone Company ApS, a Danish entity owned by 5 private equity firms (“Nordic Telephone”), completed its tender offer for the outstanding shares of TDC. Nordic Telephone now owns 88.2% of TDC.

Stock Ownership of Management

The following table sets forth, as of April 7, 2006, certain information as to the shares of Common Stock beneficially owned by certain executive officers of the Company, the Company’s former Chief Executive Officer (Ole Bertram who remains a director) and as to the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class(1)
Current/Former Executive Officers
Ole Bertram	522,491	(2)	4.0
Torben V. Holm	20,000	(3)	*
William T. McGann	156,947	(4)	1.2
Peter T. Noone	109,610	(5)	*
Tamas Vagany	0		*
Alex Wurtz	0	(6)	*
Directors and Executive Officers as a Group (12 persons)	897,048	(6)	6.6

*	Less than one percent

(1)	“Shares Beneficially Owned” includes shares held directly, as well as shares which such persons have the right to acquire within 60 days of April 7, 2006 and shares held by certain members of such persons’ families, over which such persons may be deemed to have sole or shared voting power or investment power. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by the individual (or group) by the shares of Common Stock outstanding as of April 7, 2006 plus only those shares which the individual (or group) has the right to acquire within 60 days of April 7, 2006.

(2)	Includes 100,000 shares subject to options presently exercisable at $4.72 per share, 100,000 shares subject to options presently exercisable at $7.46 per share, 100,000 shares subject to options presently exercisable at $9.39 per share and 100,000 shares subject to options presently exercisable at $13.01 per share, granted pursuant to Mr. Bertram’s now terminated employment agreement. See “Election of Directors - Employment Agreements.”

(3)	Does not include shares reported to be beneficially owned by TDC A/S. See “- Stock Ownership of Certain Beneficial Owners” and “- Change in Control.” Mr. Holm, who serves as the President and Chief Executive Officer of the Company, is an employee of TDC A/S. Mr. Holm’s shares consist of 5,000 shares subject to options presently exercisable at $6.21 per share, 5,000 shares subject to options presently exercisable at $6.49 per share, 5,000 shares subject to options presently exercisable at $5.78 per share, and 5,000 shares subject to options presently at $10.89 per share granted from the Company’s Non-Employee Director Stock Option Plan.

(4)	Includes 20,000 shares subject to options presently exercisable at $4.72 per share, 20,000 shares subject to options presently exercisable at $7.46 per share, 40,000 shares subject to options presently exercisable at $9.39 per share, 35,000 shares subject to options presently exercisable at $13.01 per share, and 35,000 shares subject to options presently exercisable at $15.62 per share, granted pursuant to Mr. McGann’s employment agreement. See “Election of Directors - Employment Agreements.”

(5)	Includes 20,000 shares subject to options presently exercisable at $4.72 per share, 20,000 shares subject to options presently exercisable at $7.46 per share, 20,000 shares subject to options presently exercisable at $9.39 per share, 20,000 shares subject to options presently exercisable at $13.01 per share and 20,000 shares subject to options presently exercisable at $15.62 per share, granted pursuant to Mr. Noone’s employment agreement. See “Election of Directors - Employment Agreements.”

(6)	Does not include shares reported to be beneficially owned by TDC A/S. Kim Frimer, Jesper Helmuth Larsen, Christian Eyde Moeller and Peter Thomsen, directors of the Company, serve as officers of TDC A/S. Messrs. Holm and Wurtz, who serve as Executive Officers of the Company, are employees of TDC A/S. See “- Stock Ownership of Certain Beneficial Owners” and “- Change in Control.”

I. ELECTION OF DIRECTORS

General

Pursuant to the Company’s By-laws, directors are elected to serve for a one-year term or until their respective successors have been elected and qualified. Six nominees are incumbent directors who were elected at the last annual meeting of stockholders. One nominee was elected by the Board during the current board term. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as described below, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

Current Directors and Nominees for Director

The table below sets forth certain information, as of April 7, 2006, regarding the Company’s current Board of Directors and nominees for election to the Board of Directors, including beneficial ownership of Common Stock.

Name	Age	Position(s) Held in the Company	Director Since	Shares Beneficially Owned(1)		Percent of Class (1)
Current Directors who are Nominees for Election
Ole Bertram	70	Director, Former President and Chief Executive Officer	1997	522,491	(2)	4.0
Kim Frimer	46	Director	2005	0	(3)	*
Jesper Helmuth Larsen	39	Director	2004	0	(3)	*
Christian Eyde Moeller	42	Director	2005	0	(3)	*
John B. Ryan	75	Director	1992	44,000	(4)	*
William E. Starkey	70	Director	1996	44,000	(4)	*
Peter Thomsen	32	Director	2006	0	(3)	*

*	Less than one percent

(1)	“Shares Beneficially Owned” includes shares held directly, as well as shares which such persons have the right to acquire within 60 days of April 7, 2006 and shares held by certain members of such persons’ families, over which such persons may be deemed to have sole or shared voting power or investment power. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by the individual by the shares of Common Stock outstanding as of April 7, 2006 plus only those shares which the individual has the right to acquire within 60 days of April 7, 2006.

(2)	Includes 100,000 shares subject to options presently exercisable at $4.72 per share, 100,000 shares subject to options presently exercisable at $7.46 per share, 100,000 shares subject to options presently exercisable at $9.39 per share and 100,000 shares subject to options presently exercisable at $13.01, granted pursuant to Mr. Bertram’s now terminated employment agreement. See “- Employment Agreements.”

(3)	Does not include shares reported to be beneficially owned by TDC A/S. See “Introduction - Stock Ownership of Certain Beneficial Owners” and “Introduction - Change in Control.” Messrs. Frimer, Larsen, Moeller and Thomsen are currently officers of TDC A/S.

(4)	Includes 10,000 shares subject to options presently exercisable at $9.44 per share, 5,000 shares subject to options presently exercisable at $6.78 per share, 5,000 shares subject to options presently exercisable at $6.00 per share, 5,000 shares subject to options presently exercisable at $6.21 per share, 5,000 shares subject to options presently exercisable at $6.49 per share, 5,000 shares subject to options presently exercisable at $5.78 per share, and 5,000 shares subject to options presently exercisable at $10.89 per share granted from the Company’s Non-Employee Director Stock Option Plan. Also includes 2,000 shares granted from the Company’s 2004 Long-Term Incentive Plan which vest in May 2006.

Ole Bertram. Mr. Bertram has been a director of the Company since 1997 and served as the Company’s President and Chief Executive Officer from 1999 until his retirement in May 2005. Prior to joining the Company, Mr. Bertram was the Senior Vice President of Tele Danmark International (part of TDC) since 1997. Prior to that, Mr. Bertram was Technical Director of Tele Danmark International from 1995 to 1997, and Technical Director and Vice President of the Copenhagen Telephone Company from 1988 to 1995.

Kim Frimer. Mr. Frimer has been with TDC since 1992. He is currently the President of TDC Solutions. TDC Solutions is TDC’s business unit that provides communications services primarily in

Denmark and the Nordic countries. Its services include landline telephony services, convergence products (combined landline and mobile telephony), broadband solutions, data communications services and Internet services. From 2001 to 2004, Mr. Frimer was the Chief Executive Officer of TDC’s Swiss telecommunications subsidiary, TDC Switzerland. He was the President of TDC’s German subsidiary Talkline AG from 1999 to 2001. TDC owns 62.5% of the Company’s outstanding Common Stock. Mr. Frimer is one of four representatives of TDC currently on the Company’s Board of Directors. Pursuant to an agreement with TDC, the Company is required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Introduction - Stock Ownership of Certain Beneficial Owners” and “Introduction - Change in Control.”

Jesper Helmuth Larsen. Mr. Larsen has been the Chief Financial Officer of TDC Solutions since 2002. Prior to that Mr. Larsen was the chief financial officer from 2000 to 2002 of Polkomtel, a Polish cellular phone provider owned by TDC and others. Prior to that, Mr. Larsen held various financial positions within TDC. TDC owns 62.5% of the Company’s outstanding Common Stock. Mr. Larsen is one of four representatives of TDC currently on the Company’s Board of Directors. Pursuant to an agreement with TDC, the Company is required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Introduction - Stock Ownership of Certain Beneficial Owners” and “Introduction - Change in Control.”

Christian Eyde Moeller. In March 2005, Mr. Moeller was appointed as the head of international operations for TDC Solutions, where he is responsible for the expansion of TDC’s existing wireline operations in Europe. Prior to joining TDC, Mr. Moeller was Sprint’s regional President responsible for all of Sprint’s operations within Europe, Asia Pacific and Australia. Mr. Moeller was with Sprint from 2002 to 2005. Prior to Sprint, Mr. Moeller was with Ebone (GTS), a European broadband IP and optical networking company, where he served as the regional Vice President responsible for operations in Northern Europe. TDC owns 62.5% of the Company’s outstanding Common Stock. Mr. Moeller is one of four representatives of TDC currently on the Company’s Board of Directors. Pursuant to an agreement with TDC, the Company is required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Introduction - Stock Ownership of Certain Beneficial Owners” and “Introduction - Change in Control.”

John B. Ryan. Mr. Ryan has been a financial consultant since 1988. From 1984 through 1987 he was a Senior Vice President and member of the Executive Committee of Josephthal & Co., Inc., a member of the New York Stock Exchange. From 1967 to 1984, he was a General Partner, Director of Compliance and a member of the Executive Committee of Herzfeld & Stern, a member of the New York Stock Exchange. He is a member of the Arbitration Panel of the New York Stock Exchange, the National Association of Securities Dealers and the American Arbitration Association.

William E. Starkey. Mr. Starkey is currently a consultant. He was with GTE Corporation from 1964 to 1993, when he retired as a Senior Executive. While at GTE, he held various posts involving operations, marketing and customer service, regulatory, human resources, information systems, management and planning. He was the President of GTE Florida and GTE Information Services. He was the Chairman of the Tampa Chamber of Commerce in 1990 and the Chairman of Enterprise Corporation from 1994 to 1996 (a private non-profit organization, with over 60 employees providing management, technical and financial assistance to small- and medium-sized companies). Mr. Starkey also served as the interim Director of the Port of Tampa from 2004 to 2005.

Peter Thomsen. Mr. Thomsen has been an international project manager for TDC since 2005. From 2003 to 2005 Mr. Thomsen was a financial analyst for TDC. In 2003, Mr. Thomsen was an independent business consultant. In 2002, he earned a degree in economics from the University of Copenhagen and the University of Grenoble. He was an equity analyst for Handelsbanken Securities from 2000 to 2001. Mr. Thomsen is one of four representatives of TDC currently on the Company’s

Board of Directors. Pursuant to an agreement with TDC, the Company is required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Introduction - Stock Ownership of Certain Beneficial Owners” and “Introduction - Change in Control.”

Committees and Meetings of the Board of Directors

The Board of Directors held ten meetings during the fiscal year ended December 31, 2005. Each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and Board committees that were held during the 2005 fiscal year while he was a member of the Board or committee. While the Board of Directors does not have a formal policy regarding attendance at annual stockholders meetings, the Board encourages the directors to attend the annual meeting of stockholders. Four of the directors attended the 2005 annual meeting of stockholders.

The Board of Directors does not have a nominating committee. The Company does not have a nominating committee charter. It is the position of the Board of Directors that it is appropriate for the Company not to have a separate nominating committee because the size and composition of the Board of Directors enables it to adequately fulfill the functions of a standing nominating committee. Each of the directors participates in the consideration of director nominees. The American Stock Exchange does not require the Company to have a separate nominating committee but does require that board nominees be selected by a either a nominating committee comprised solely of independent directors or by a majority of the independent directors. Messrs. Frimer, Larsen, Moeller, and Thomsen are not considered independent, within the meaning of such term in the listing standards of the American Stock Exchange, because they are officers of TDC, which owns 62.5% of the Company’s outstanding Common Stock. See “Introduction - Stock Ownership of Certain Beneficial Owners” and “Introduction - Change in Control.” Mr. Bertram is not considered independent because he is the Company’s former President and Chief Executive Officer. Since the Company is majority-owned by TDC, the Company is currently utilizing the “controlled company” exception provided by the American Stock Exchange with respect to the independent director requirements regarding board nominations.

The Board of Directors will consider nominees recommended by stockholders although, to date, it has not actively solicited such nominations. Such recommendations about nominees should be submitted in writing to the Secretary of the Company at the principal U.S. office of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual stockholders’ meeting (provided, however, that in the event that the date of the annual stockholders’ meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual stockholders’ meeting and not later than the close of business on the later of the 90th day prior to such annual stockholders’ meeting or the 10th day following the day on which public announcement of the date of such stockholders’ meeting is first made by the Company). The written recommendation must include: (1) the name and address of the stockholder making the recommendation and the beneficial owner, if any, on whose behalf the nomination is made; (2) the number of shares of Common Stock which are owned of record and beneficially by such stockholder and such beneficial owner; (3) a representation that the stockholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (4) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to stockholders owning at least the percentage of the Company’s outstanding Common Stock required to elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such nomination; (5) all information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission; and (6) the written consent of the director candidate to being named in the proxy as a nominee and to serving as a director if elected. The Board of Directors may refuse to consider the recommendation of any person not made in compliance with this procedure.

In 2004, the Board of Directors established a policy regarding the director nomination process (“Nomination Policy”). The Nomination Policy contains both specific minimum qualifications for Board recommended nominees as well as specific qualities or skills that the Board believes are necessary for one or more of its directors to possess. The specific, minimum qualifications a Board recommended nominee must possess are: the highest ethical character; the ability to read and understand financial statements; be over 21 years of age; no significant and material conflicts; the necessary time to devote to board duties; and the ability to represent the interests of all the Company’s shareholders. The specific qualities or skills that the Board believes are necessary for one or more of its directors to possess are: the relevant expertise and experience and the ability to offer advice and guidance to the Company’s Chief Executive Officer; the ability to evaluate management performance objectively; the necessary independence or financial expertise that may be required; the skills, experience and background to complement the other directors; and the likelihood of a constructive working relationship with the rest of the Board. The Nomination Policy contains a process for identifying Board candidates which includes using the network of Board contacts, engaging a search firm and considering independent candidates recommended by the Company’s stockholders. The Nomination Policy also contains a procedure for evaluating nominees. All nominees are evaluated by the Board using the criteria summarized above. At its discretion, the Board can use questionnaires, interviews, and additional background and reference checks. Incumbent directors will be evaluated based on their participation and performance. Messrs. Frimer, Larsen, Moeller and Thomsen are officers of TDC, and were designated for election by TDC. TDC owns 62.5% of the Company’s outstanding Common Stock.

The Board of Directors does not currently have a Compensation Committee. The Board of Directors disbanded the Compensation Committee in May 2005. The members of the disbanded Compensation Committee were Michael Fortier, John B. Ryan and William E. Starkey (Chairman). Mr. Fortier resigned from the Board of Directors in April 2005. The Compensation Committee held three meetings during the fiscal year ended December 31, 2005 prior to its disbandment. The functions of the Compensation Committee included: administering the 2004 Long-Term Incentive Plan; negotiating and determining the compensation of executive officers; and determining the compensation of all other officers. See “- Reports on Executive Compensation - Compensation Committee Report on Executive Compensation.”

The Board of Directors has an Audit Committee. The members of the Audit Committee are Jesper Helmuth Larsen, John B. Ryan (Chairman), and William E. Starkey. The Board has determined that Mr. Larsen is an “audit committee financial expert”, within the meaning of Securities and Exchange Commission regulations. The Board has determined that Messrs. Ryan and Starkey are independent within the meaning of such term in the Securities and Exchange Commission regulations and the listing standards of the American Stock Exchange. The Board has determined that although Mr. Larsen meets the independence standards of the Securities and Exchange Commission regulations, he does not meet the independence standards of the American Stock Exchange since he is an officer of TDC, which owns 62.5% of the Company’s outstanding Common Stock. See “Introduction - Stock Ownership of Certain Beneficial Owners” and “Introduction - Change in Control.” Mr. Larsen is serving on the Audit Committee pursuant to an exception provided by the American Stock Exchange pursuant to which the Board has determined that Mr. Larsen’s service on the Audit Committee is in the best interests of the Company and its stockholders. The Board made this determination because of TDC’s significant ownership interest in the Company and TDC’s desire to have representation on the Audit Committee since it consolidates the Company’s financial results into TDC’s results. The Audit Committee has adopted a written charter which was included as an attachment to the Company’s proxy statement for its 2004 annual meeting of stockholders. The Audit Committee’s duties include, among other duties: the appointment, retention, compensation and oversight of the independent auditors; reviewing the independence, experience, qualifications and performance of the independent auditors; the pre-approval of all audit and non-audit services to be performed by the independent auditors; reviewing and discussing with management and the independent auditors the audited annual financial statements and quarterly unaudited financial statements; reviewing the scope and results of the audits performed; reviewing the adequacy and operation of the Company’s financial reporting and internal controls, as well as the disclosure controls and procedures; reviewing and approving related party transactions; monitoring compliance with the Company’s Code of Ethics; and performing such other duties or functions with respect to the Company’s accounting, financial and operating controls as deemed appropriate by it or the Board of Directors. During the fiscal year ended December 31, 2005 the Audit Committee held five meetings. See “- Report of the Audit Committee.”

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

February 27, 2006

To the Board of Directors of Hungarian Telephone and Cable Corp.:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2005.

We have discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Members of the Audit Committee

Jesper Helmuth Larsen

John B. Ryan, Chairman

William E. Starkey

Reports on Executive Compensation

Compensation Committee Report on Executive Compensation

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the

Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

Introduction: The Compensation Committee of the Board of Directors of Hungarian Telephone and Cable Corp. was disbanded on May 19, 2005. Therefore, this report is limited to activities through May 19, 2005.

General. The Compensation Committee’s compensation policy was designed to motivate, reward and retain the managerial and technical talent needed to achieve the Company’s business objectives. This policy provided for incentives to achieve short- and long-term objectives and reward exceptional performance and accomplishments that contributed to the Company’s business. Compensation arrangements for the Company’s officers have been designed to align such compensation with the achievement of the Company’s business objectives and growth strategy. The Compensation Committee determined the compensation of the Company’s officers. The Compensation Committee directly determined the Chief Executive Officer’s compensation and, with input from the Chief Executive Officer, determined the compensation of the other high ranking officers. The Chief Executive Officer was given authority, within certain limits, to determine the compensation of the rest of the Company’s employees

Employment Contracts. On behalf of the Company, the Compensation Committee secured the services of two of its long serving officers, the Chief Financial Officer and the General Counsel, with employment agreements which have indefinite terms. Ole Bertram, the Company’s former President and Chief Executive Officer had a similar agreement. Such agreements can be terminated by either party following required notice periods. These employment agreements have fixed based salaries that are adjusted annually, option grants to provide incentive to build shareholder value and, in the case of the Chief Executive Officer, an annual target cash bonus. The agreements also have protection in the event of termination of employment without cause, which provisions are intended to retain such officers so that they can focus on the Company and its goals. Each of the agreements also addresses the possibility of a change in control of the Company so that the officers can focus on the Company and its goals without the distraction of concern about the future ownership of the Company. In determining bonuses, the Compensation Committee, on occasion, took into account the weakened value of the U.S. dollar. In order to avoid the problems associated with currency fluctuations, the Compensation Committee transitioned the Company from U.S. dollar-based employment agreements for its Hungarian-based officers and top employees to euro-based employment agreements since the value of the Hungarian forint is more closely associated with the euro than the U.S. dollar.

Chief Executive Officer’s 2005 Compensation. During 2005, the Compensation Committee provided Mr. Bertram with a base salary based on comparable industry standards and an annual grant of options also based on comparable industry standards. The options were intended to provide Mr. Bertram with incentive to increase the Company’s value. The Company also changed Mr. Bertram’s cash compensation for 2005 from U.S. dollars to euros and set his 2005 base cash compensation amount at EUR 310,000 (including a housing allowance). The employment agreement with Mr. Bertram also provided for a potential annual cash bonus tied to certain Company objectives established by the Compensation Committee. In March 2005, the Compensation Committee awarded Mr. Bertram an annual cash bonus of $100,000, which was based on the achievement of Company objectives set for 2004 relating to revenues, operating income, line connections, revenue per subscriber and other strategic goals.

In 2004 the Compensation Committee agreed to award Mr. Bertram a special cash bonus of $600,000 for his efforts in securing the PanTel acquisition and the related financing. The Compensation Committee recognized the transforming nature of this transaction for the Company and wanted to reward Mr. Bertram for his efforts and sacrifices in bringing the transaction to a close. Following the completion of the PanTel acquisition in February 2005, the Company paid the bonus to Mr. Bertram.

In 2004 the Compensation Committee reviewed Mr. Bertram’s employment agreement and his service to the Company since 1997. Following such review, the Company agreed to award Mr. Bertram with a one-time lump sum cash payment payable at his retirement equal to six months salary at the monthly rate in effect upon his retirement (EUR 140,570 ($170,959)). This payment was made to Mr. Bertram following his retirement in May 2005.

In 2005 in connection with the termination of Mr. Bertram’s employment agreement upon his retirement, the Compensation Committee awarded Mr. Bertram a one-time lump sum payment equal to 12 months compensation (EUR 310,000 ($377,018)).

In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended, the effect of which is to eliminate the deductibility of compensation of over $1 million, with certain exceptions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Company. Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. To date, the annual compensation of the Company’s current officers has been below the $1 million threshold. The Company’s equity compensation plan has certain rewards which would qualify for certain performance-based exceptions to the limitations on deductibility.

Members of the Compensation Committee (through May 19, 2005)

John B. Ryan

William E. Starkey

Board of Directors Report on Executive Compensation

The following Report of the Board of Directors and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

Introduction: The Compensation Committee of the Board of Directors of Hungarian Telephone and Cable Corp. was disbanded on May 19, 2005. The Board of Directors assumed the duties of the Compensation Committee following the disbandment of the Compensation Committee. Therefore, this report is limited to Board compensation activities since May 19, 2005.

Secondment Arrangements for Messrs. Holm and Wurtz. In connection with Ole Bertram’s retirement announcement in April 2005 and at the request of TDC, the Board of Directors approved the appointment of Torben V. Holm to succeed Mr. Bertram as the Company’s President and Chief Executive Officer beginning in May 2005. Mr. Holm was the Chairman of the Company’s Board of Directors and served on the Company’s Board of Directors from 1999 through May 2005. Mr. Holm, an officer of TDC, was designated by TDC to serve on the Company’s Board of Directors. Mr. Holm’s tenure as a director ceased upon his becoming the Company’s President and Chief Executive Officer. After becoming the Company’s President and Chief Executive Officer, Mr. Holm appointed Alex Wurtz, an employee of TDC, as the Company’s head of Business Development and a member of management’s Executive Committee. Messrs. Holm and Wurtz are still employees of TDC but seconded to the Company to serve in their respective offices.

As employees of TDC, the executive compensation packages of Messrs. Holm and Wurtz were negotiated and agreed to by TDC and based upon current compensation market conditions. The Company has reached an agreement-in-principle with TDC to reimburse TDC on a month-to-month basis through

May 2006 for costs incurred by TDC in employing Messrs. Holm and Wurtz. No definitive agreement with specific amounts has been executed. Such costs are not expected to exceed approximately EUR 580,000 ($696,000) on an annual basis for Mr. Holm and EUR 420,000 ($504,000) on an annual basis for Mr. Wurtz. The costs incurred by TDC which the Company has agreed to reimburse TDC for include after-tax salary guarantees, performance bonuses, certain income tax liabilities incurred by Messrs. Holm and Wurtz which are to be reimbursed by TDC, certain pension contributions and, in the case of Mr. Holm, a travel allowance for the costs associated with travel between Hungary and Mr. Holm’s residence in Denmark. Included in the costs that the Company has agreed to reimburse TDC for was a 2005 performance cash bonus paid by TDC to Mr. Holm of approximately $40,000 (pre-tax). The bonus was based upon the Company’s revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) and certain strategic and management accomplishments. In 2005, the Company directly paid Messrs. Holm’s and Wurtz’s housing expenses in Budapest, Hungary, which amounted to approximately $19,000, in the case of Mr. Holm, and $26,000, in the case of Mr. Wurtz. The Company also paid certain travel costs in 2005 in the amount of approximately $6,000 for Mr. Holm to commute back to his home in Denmark as per his employment agreement with TDC. Such direct housing and travel costs paid by the Company will be offset against the amount payable by the Company to TDC for Messrs. Holm’s and Wurtz’s services. The Company also provides an automobile in Budapest for each of Mr. Holm and Mr. Wurtz.

Other Officer Compensation. The Board of Directors determines the compensation for the Company’s other executive officers. For compensation of certain of the Company’s other officers, Mr. Holm makes a recommendation for the Board of Directors’ consideration. In certain instances, the Board has delegated its compensation authority, within limits, to Mr. Frimer, the Chairman of the Board of Directors.

Ole Bertram Kim Frimer Jesper Helmuth Larsen Christian Eyde Moeller John B. Ryan William E. Starkey

Standard Remuneration of Directors and Other Arrangements

The Company has a compensation structure for the Company’s non-employee directors who are not representatives of TDC (Messrs. Frimer, Larsen, Moeller and Thomsen, as employees of TDC, are prohibited by TDC policy from accepting compensation for their board service). The eligible directors are compensated with a fixed quarterly fee of $2,500, a per meeting fee of $800 for meetings held in-person and a per meeting fee of $400 for meetings held via telephonic conference call. The eligible directors also received 2,000 shares of Common Stock for their 2005 to 2006 Board service. Such shares vest upon the completion of the one-year board term in May 2006. For Audit Committee meetings, the directors are paid a per meeting fee of $1,000 ($2,000 for the Chairman) for meetings held in-person and a per meeting fee of $500 ($1,000 for the Chairman) for meetings held via telephonic conference call. The Chairman of the Audit Committee also receives a $2,500 fixed quarterly fee. The Company also reimburses the directors for out-of-pocket expenses.

Executive Compensation

The following table sets forth certain information, for each of the Company’s last three fiscal years, with respect to compensation awarded to Ole Bertram, the Company’s former President and Chief Executive Officer; Torben V. Holm, the Company’s current Chief Executive Officer; and certain other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2005 (collectively, the “Named Executives”). Certain compensation amounts reported in this table were paid in euros, Hungarian forints (HUF) or Danish krones (DKK) and have been converted into U.S. dollars. The majority of the amounts reported for Messrs. Holm and Wurtz have been paid, or are payable, by TDC for the services of Messrs. Holm and Wurtz as Executive Officers of the Company. Messrs. Holm and Wurtz are employees of TDC. The option grant reported for Mr. Holm represents an option granted in April 2005 by TDC to purchase shares of TDC stock. The Company has paid some of Messrs. Holm’s and Wurtz’s Budapest-based expenses. See “- Secondment Arrangements” and “- Certain Relationships and Related Transactions.”

SUMMARY COMPENSATION TABLE

			Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year		Salary ($)(1)	Bonus ($)(2)	Other Annual Compen-sation ($)(3)	Restricted Stock Award ($) (4)	Securities Underlying Options (#)	All Other Compen-sation ($)(5)
Ole Bertram former President and Chief Executive Officer	2005 2004 2003		142,207 280,000 270,000	700,000 125,000 127,340	19,014 44,750 44,750	— — 246,500	100,000 100,000 100,000	555,477 30,000 30,000
Torben V. Holm President and Chief Executive Officer	2005	(6)	126,100	22,500	335,600	—	7,938	26,900
William T. McGann Chief Financial Officer	2005 2004 2003		169,055 150,867 113,263	80,000 89,112 62,240	63,923 58,396 48,359	— — —	35,000 40,000 20,000	74,655 63,172 50,774
Peter T. Noone General Counsel and Secretary	2005 2004 2003		206,061 182,560 172,500	30,000 25,000 25,000	3,939 7,439 5,553	— — —	20,000 20,000 20,000	— 86,925 —
Tamas Vagany, Chief Commercial Officer	2005	(7)	73,902	55,471	7,292	—	—	—
Alex Wurtz Head of Business Development	2005	(6)	70,600	25,700	151,800	—	—	7,700

(1)	Consists of salaries paid pursuant to employment agreements. See “- Employment Agreements” and “- Secondment Arrangements.” Mr. Holm and Mr. Wurtz received guaranteed net “take-home” salaries and TDC is responsible for reimbursing them for their personal income tax obligations.

(2)	The bonuses paid in 2003 and 2004 to Messrs. Bertram and McGann include additional cash compensation to reflect some currency devaluation. The 2005 bonuses for Mr. Holm consist of a “start-up” bonus of $7,900 (after-tax) and a 2005 performance bonus of $14,600 (after-tax). The 2005 bonuses for Mr. Wurtz consist of a “start-up” bonus of $10,200 (after-tax) and a 2005 performance bonus of $15,500 (after-tax). TDC is responsible for reimbursing them for their personal income tax obligations on such bonuses.

(3)

The amounts reported for Mr. Bertram’s “Other Annual Compensation” includes a housing allowance for 2003 and 2004 of $36,000 and a housing allowance of $15,368 in 2005. Mr. McGann’s “Other Annual Compensation” includes an annual housing allowance in the amount of $36,000 for 2003, $40,671 for 2004, and $44,750 for 2005. The amounts reported for Messrs. Holm and Wurtz for “Other Annual Compensation” include the Company’s estimates of their personal income taxes to be reimbursed by TDC in the amount of $305,300 and $120,700, respectively, for the period of their service as Executive Officers of the Company. Mr. Noone’s “Other Annual Compensation” consists of payments to Mr. Noone of $2,502 and $3,500 for certain out-of-pocket medical and dental expenses in 2003 and 2004, respectively, and $3,051, $3,939 and $3,939 for certain insurance costs in 2003, 2004 and 2005, respectively. Mr. Vagany’s “Other Annual Compensation” consists of the use of an automobile provided by the Company.

(4)	The Compensation Committee agreed to award Mr. Bertram 25,000 shares of Common Stock provided he remained in the employment of the Company through December 31, 2003. After a tax withholding, Mr. Bertram received a net amount of 15,500 shares which do not have any restrictions.

(5)	All of the “All Other Compensation” amounts reported in 2003 and 2004 for Mr. Bertram and all the amounts reported in 2003, 2004, and 2005 for Mr. McGann consist of Company contributions to vested retirement plans. For 2005, the amount reported for Mr. Bertram consists of: (a) Company contributions to a vested retirement plan ($7,500); (b) a lump sum retirement payment equal to 6 months of salary (EUR 140,570 ($170,959)); (c) a lump sum payment for the termination of his employment agreement upon his retirement equal to 12 months of salary (EUR 281,140 ($341,918)) and 6 months of housing allowance (EUR 14,430 ($17,550)); and (d) a lump sum payment for 6 months of housing allowance (EUR 14,430 ($17,550)) for transitional purposes. The amounts reported for “All Other Compensation” in 2005 for Messrs. Holm and Wurtz consist of TDC contributions to pension accounts during the portion of 2005 that Messrs. Holm and Wurtz served as Executive Officers of the Company. The amount reported for “All Other Compensation” in 2004 for Mr. Noone consists of the retirement by the Company of an in-the-money employee option.

(6)	Messrs. Holm and Wurtz began serving as officers of the Company in 2005. Messrs. Holm and Wurtz are employees of TDC (the Company’s majority stockholder) and serve as officers of the Company through secondment arrangements. TDC paid Messrs. Holm and Wurtz compensation pursuant to employment agreements between TDC and Messrs. Holm and Wurtz. The Company paid some compensation related costs on behalf of Messrs. Holm and Wurtz. See “- Secondment Arrangements,” and “- Certain Relationships and Related Transactions.”

(7)	All amounts reported for Mr. Vagany reflect amounts paid by the Company since March 1, 2005, the date Mr. Vagany became an employee of the Company following the acquisition by the Company of PanTel Rt. Mr. Vagany was an employee of PanTel.

The following table sets forth certain information with respect to options granted to the Named Executives during the fiscal year ended December 31, 2005.

Option Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	5%	10%
Ole Bertram	100,000	64.52	$13.01	01/02/15	$818,192	$2,073,459
Torben V. Holm	7,938	*	DKK 258.03	04/14/15	DKK 1,288,128 ($210,00)	DKK 3,264,370 ($532,000)
William T. McGann	35,000	22.58	$13.01	01/02/15	$286,367	$725,711
Peter T. Noone	20,000	12.9	$13.01	01/02/15	$163,638	$414,692

*	Represents 0.91% of options granted by TDC to TDC employees in 2005.

The options granted to Mr. Bertram in 2005 became exercisable in full upon his retirement in May 2005. The option grant reported for Mr. Holm represents an option granted in April 2005 by TDC to purchase shares of TDC stock. Such option vested over three years in equal installments. The options granted to Messrs. McGann and Noone were exercisable beginning on the date of grant.

The following table summarizes the exercise of stock options during fiscal 2005 by the Named Executives and provides information as to the unexercised stock options held by them at the end of the 2005 fiscal year. Mr. Holm’s options are divided into two categories. The options in the first category are Mr. Holm’s options to purchase 20,000 shares of the Company’s Common Stock, which options he received as a director of the Company. The options in the second category are the options that Mr. Holm received in April 2005 from TDC to purchase shares of TDC stock. Any options granted by TDC to Mr. Holm prior to 2005 are not included in the table.

Aggregated Option Exercise in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year- End Exercisable/ Unexercisable	Value of Unexercised In- the-Money Options at Fiscal Year-End Exercisable/Unexercisable
Ole Bertram	200,000	1,905,000	400,000/0	$2,762,000/0
Torben V. Holm	—	—	20,000/0	$164,150/0
Torben V. Holm	—	—	0/7,938	0/DKK 944,384 ($154,000)
William T. McGann	5,000	42,350	125,000/0	$820,600/0
Peter T. Noone	—	—	95,000/0	$712,750/0

Executive Officers

Torben V. Holm. Mr. Holm, 55, has served as the Company’s President and Chief Executive Office since May 2005 following the retirement of Mr. Bertram. Mr. Holm is also the head of the Company’s management executive committee. Mr. Holm served as a director of the Company from 1999 through May 2005. TDC nominated, and the Board of Directors approved the appointment of, Mr. Holm for the office of President and Chief Executive Officer following TDC’s acquisition of additional equity and debt in the Company in April 2005, which acquisition resulted in TDC owning a majority of the Company’s outstanding Common Stock. Mr. Holm is an employee of TDC but serves as the Company’s President and Chief Executive Officer pursuant to a secondment arrangement between the Company and TDC. See “Introduction - Stock Ownership of Certain Beneficial Owners”, “Introduction - Change in Control,” “- Secondment Arrangements and “- Certain Relationships and Related Transactions.” Prior to serving as the Company’s President and Chief Executive Officer, Mr. Holm served as the head of TDC’s Corporate Business Development department from 2000 to 2005. From 1994 to 2000 Mr. Holm was a Senior Vice President of Tele Danmark International (part of TDC). TDC owns 62.5% of the Company’s outstanding Common Stock.

William T. McGann - Mr. McGann, age 34, has been with the Company since 1998 and serves as the Company’s Chief Financial Officer and is a member of the Company’s management executive committee. Prior to joining the Company, Mr. McGann was an auditor with KPMG in its Baltimore and Budapest offices.

Peter T. Noone - Mr. Noone, age 43, has been the Company’s General Counsel and Secretary since 1996. Prior to joining the Company, Mr. Noone practiced law with a law firm in New York and with a law firm in Washington, DC.

Tamas Vagany - Mr. Vagany, age 31, serves as the Company’s Chief Commercial Officer (Domestic), where he is the head of the Company’s marketing department responsible for all of the Company’s residential and corporate retail sales in the Hungarian domestic market. Mr. Vagany is a member of the Company’s management executive committee. Mr. Vagany came to the Company from PanTel, which the Company acquired in February 2005. Mr. Vagany was promoted to his current position in July 2005. He had been with PanTel since 1999, where he had started as an account manager prior to becoming a sales manager.

Alex Wurtz - Mr. Wurtz, age 55, serves as the Company’s head of Corporate Business Development and is a member of the Company’s management executive committee. He was appointed to the position in June 2004 by Mr. Holm after Mr. Holm became the Company’s President and Chief Executive Officer. Mr. Wurtz is an employee of TDC but serves as the Company’s head of Corporate Business Development pursuant to a secondment arrangement between the Company and TDC. See “Introduction - Stock Ownership of Certain Beneficial Owners”, “Introduction - Change in Control,” “- Secondment Arrangements and “- Certain Relationships and Related Transactions.” Mr. Wurtz has been with TDC since 1994 and has over 20 years of telecommunications experience. Prior to working for the Company, Mr. Wurtz was the Chief Operating Officer of Nawras, a new mobile telephone provider in Oman, which was set up by TDC and QTel (the incumbent telecom operator in Qatar). Mr. Wurtz started at QTel in 2002 as its Chief Information Officer and was also the head of its Strategic Planning and Investments. Prior to that, he served as a Vice President of TDC from 2001 to 2002, where he was part of TDC’s International Mobile Management team and responsible for merger & acquisitions, business development and other projects within Central and Eastern Europe. From 2000 to 2001, Mr. Wurtz was with Bite, a Lithuanian telecommunications company owned by TDC. Mr. Wurtz was Bite’s Chairman and Chief Executive Officer. TDC owns 62.5% of the Company’s outstanding Common Stock.

Employment Agreements

Ole Bertram - Mr. Bertram’s now terminated employment agreement provided for an indefinite term with a final annual cash compensation of EUR 310,000. The agreement also provided for a potential target cash bonus of $100,000 and an annual award of a ten-year option to purchase at least 100,000 shares of Common Stock. The cash bonus was tied to certain corporate objectives set by the Compensation Committee. The options vested every six months in 50,000 share increments. The employment agreement for Mr. Bertram provided that if Mr. Bertram’s employment was terminated by the Company other than for cause, or if Mr. Bertram terminated the agreement due to a demotion other than for cause or because of a change in control of the Company, Mr. Bertram would be entitled to receive (i) six months’ salary, (ii) payment of any accrued entitlement to salary, expenses and allowances, and (iii) the immediate vesting and release of any unvested options. Mr. Bertram also had the right to terminate the agreement upon six months notice. The Company was required to give Mr. Bertram six months notice prior to termination by the Company for other than cause. In 2004, the Compensation Committee agreed to provide Mr. Bertram with a one-time lump sum payment payable at his retirement equal to six months salary at the monthly rate in effect upon his retirement. Mr. Bertram retired in May 2005 and received such retirement payment in the amount of EUR 140,570 ($170,959). In connection with the termination of his employment agreement upon his retirement, the Company paid Mr. Bertram a one-time lump sum payment equal to 12 months compensation (EUR 310,000 ($377,018)).

William T. McGann - Mr. McGann’s employment agreement provides for an indefinite term with a current annual aggregate compensation of EUR 240,000. The agreement also provides for an annual award of ten-year options to purchase at least 35,000 shares of Common Stock. Mr. McGann is eligible to receive an annual performance bonus at the Company’s discretion consisting of either cash, stock, additional stock options or a combination thereof. The agreement provides that if Mr. McGann’s employment is terminated by the Company without cause, or if Mr. McGann terminates the agreement due to, among other reasons, a demotion or reduction in compensation other than for cause, Mr. McGann would be entitled to receive severance benefits including 18 months of compensation and 18 months of health insurance coverage. Mr. McGann would also keep the existing terms of his outstanding options. The Company must give Mr. McGann six months notice prior to termination by the Company for other than cause. If such termination of employment occurs within one year following a “change in control” of the Company, Mr. McGann would be entitled to an additional six months compensation and an additional six months of health insurance coverage. Mr. McGann can also terminate the agreement for any reason upon three months notice and, upon such termination of employment, Mr. McGann would be entitled to receive six months compensation and six months of health insurance coverage.

Peter T. Noone - Mr. Noone’s employment agreement provides for an indefinite term with a current annual aggregate compensation of $210,000. The agreement also provides for an annual award of ten-year options to purchase at least 20,000 shares of Common Stock. Mr. Noone is eligible to receive an annual performance bonus at the Company’s discretion consisting of either cash, stock, additional stock options or a combination thereof. The agreement provides that if Mr. Noone’s employment is terminated by the Company without cause, or if Mr. Noone terminates the agreement due to, among other reasons, a demotion or reduction in compensation other than for cause, Mr. Noone would be entitled to receive severance benefits including 12 months of compensation and 12 months of health insurance coverage. Mr. Noone would also keep the existing terms of his outstanding options. The Company must give Mr. Noone six months notice prior to termination by the Company for other than cause. If such termination of employment occurs within one year following a “change in control” of the Company, Mr. Noone would be entitled to an additional six months compensation and an additional six months of health insurance coverage. Mr. Noone can also terminate the agreement for any reason upon three months notice and, upon such termination of employment, Mr. Noone would be entitled to receive six months compensation and six months of health insurance coverage.

Tamas Vagany - Mr. Vagany’s employment agreement provides for an indefinite term with a current monthly base salary of HUF 1,750,000 (approximately $7,900). Mr. Vagany is eligible to receive an annual performance cash bonus based upon pre-determined objectives with a target bonus set at 50% of Mr. Vagany’s annual base salary with a maximum bonus payout equal to 100% of his annual base salary. The Company may terminate the employment agreement upon 12 months notice and Mr. Vagany may terminate the employment agreement upon 6 months notice. If the employment agreement is terminated without the Company’s consent, Mr. Vagany can be restricted, at the Company’s discretion, from competing with the Company for up to 2 years. If the Company restricted Mr. Vagany from competing for 1 year, it would be required to pay Mr. Vagany a one-time lump sum payment equal to 6 months salary. If the Company restricted Mr. Vagany from competing for 2 years, it would be required to pay Mr. Vagany a one-time lump sum payment equal to 12 months salary. Mr. Vagany is also entitled to the use of a company automobile.

Secondment Arrangements

In connection with the retirement of Mr. Bertram and following TDC’s acquisition of the majority of the Company’s outstanding Common Stock in April 2005, TDC nominated, and the Board of Directors approved the appointment of, Mr. Holm as the Company’s President and Chief Executive Officer. Mr. Holm appointed Mr. Wurtz as the Company’s head of Business Development. Messrs. Holm and Wurtz are employees of TDC, but are seconded to the Company to serve as executive officers.

TDC negotiated the executive compensation packages of Messrs. Holm and Wurtz. The Company has reached an agreement-in-principle with TDC to reimburse TDC on a month-to-month basis through May 2006 for costs incurred by TDC in employing Messrs. Holm and Wurtz. No definitive agreement with specific amounts has been executed. Such costs are not expected to exceed approximately EUR 580,000 ($696,000) on an annual basis for Mr. Holm and EUR 420,000 ($504,000) on an annual basis for Mr. Wurtz. The costs incurred by TDC which the Company has agreed to reimburse TDC for include after-tax salary guarantees, performance bonuses, certain income tax liabilities incurred by Messrs. Holm and Wurtz which are to be reimbursed by TDC, certain pension contributions and, in the case of Mr. Holm, a travel allowance for the costs associated with travel between Hungary and Mr. Holm’s residence in Denmark. In 2005, the Company directly paid Messrs. Holm’s and Wurtz’s housing expenses in Budapest, Hungary. The Company also paid certain travel costs in 2005 for Mr. Holm to commute back to his home in Denmark as per his employment agreement with TDC. Such direct housing and travel costs paid by the Company will be offset against the amount payable by the Company to TDC for Messrs. Holm’s and Wurtz’s services. The Company also provides an automobile in Budapest for each of Mr. Holm and Mr. Wurtz.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee, which disbanded in May 2005, were Michael Fortier, John B. Ryan, and William E. Starkey (Chairman). Mr. Fortier resigned from the Board on April 12, 2005 following the sale of Ashmore’s debt and equity holdings in the Company to TDC. Following the disbandment of the Compensation Committee, the Board of Directors assumed the duties of the Compensation Committee. No member of the Compensation Committee was ever an officer or employee of the Company or any of its subsidiaries. Mr. Bertram, a member of the Board of Directors, is the Company’s former President and Chief Executive Officer. Messrs. Bertram (former President and Chief Executive Officer), Holm (President and Chief Executive Officer) and Noone (General Counsel) participated in deliberations of the Company’s Board of Directors concerning executive officer compensation. No executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

Certain Relationships and Related Transactions

TDC owns 62.5% of the Company’s outstanding Common Stock, 30,000 shares of preferred stock convertible into 300,000 shares of Common Stock and warrants enabling it to purchase 2,500,000 shares of Common Stock at $10 per share with a warrant expiration date of March 31, 2007. TDC also owns $25 million of notes issued by the Company which mature in March 2007. Messrs. Frimer, Larsen, Moeller and Thomsen, current directors and nominees for re-election, are officers of TDC.

TDC nominated, and the Board of Directors approved the appointment of, Mr. Holm to serve as the Company’s President and Chief Executive Officer following TDC’s acquisition of additional debt and equity securities of the Company in April 2005, which acquisition resulted in TDC owning a majority of the Company’s outstanding Common Stock. Mr. Holm is an employee of TDC and serves as the Company’s President and Chief Executive Officer and is also the head of management’s executive committee. Alex Wurtz serves as the Company’s head of Corporate Business Development and is a member of the Company’s management executive committee. He was appointed to the position by Mr. Holm after Mr. Holm became the Company’s President and Chief Executive Officer. Mr. Wurtz is also an employee of TDC. Both Messrs. Holm and Wurtz serve as executive officers of the Company pursuant to a secondment arrangement with TDC. The Company has reached an agreement-in-principle with TDC to reimburse TDC on a month-to-month basis through May 2006 for costs incurred by TDC in employing Messrs. Holm and Wurtz. No definitive agreement with specific amounts has been executed. Such costs are not are not expected to exceed approximately EUR 580,000 ($696,000) on an annual basis for Mr. Holm and EUR 420,000 ($504,000) on an annual basis for Mr. Wurtz. The costs incurred by TDC which the Company has agreed to reimburse TDC for include after-tax salary guarantees, performance bonuses, certain income tax liabilities incurred by Messrs. Holm and Wurtz which are to be reimbursed by TDC, certain pension contributions and, in the case of Mr. Holm, a travel allowance for the costs associated with travel between Hungary and Mr. Holm’s residence in Denmark. To date, the Company has accrued, but not paid TDC, for costs associated with Messrs. Holm’s and Wurtz’s services for the Company. In 2005, the Company directly paid Messrs. Holm’s and Wurtz’s housing expenses in

Budapest, Hungary which amounted to approximately $19,000, in the case of Mr. Holm, and $26,000, in the case of Mr. Wurtz. The Company also paid certain travel costs in 2005 in the amount of approximately $6,000 for Mr. Holm to commute back to his home in Denmark as per his employment agreement with TDC. Such direct housing and travel costs of the Company will be offset against the amount payable to TDC for Messrs. Holm’s and Wurtz’s services. The Company also provides an automobile in Budapest for each of Mr. Holm and Mr. Wurtz.

All of the directors of the Company are covered by a directors and officers liability policy taken out by TDC. In 2005, the Company paid TDC approximately $198,000 for the Company’s portion of the overall premium paid by TDC. Such payment covered the period from July 2005 to June 2006.

TDC has provided the Company with certain operational, management and strategic consulting services, for which TDC has only charged the Company for its out-of-pockets costs and third party costs, which amounts are less than $60,000 in the aggregate.

The Company has agreements in place with TDC, on arms-length commercial terms, pursuant to which TDC and the Company transport international voice, data and Internet traffic for each other over their respective telecommunications networks. For 2005, the Company paid TDC a net amount of approximately $100,000 pursuant to such agreements.

Indebtedness of Management

No director, executive officer, nominee for election as a director of the Company, or any person or entity related to such persons has been indebted to the Company or any of its subsidiaries at any time during the last fiscal year in an amount in excess of $60,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and beneficial owners of over 10% of the Common Stock to file reports of holdings and transactions in the Common Stock. Based upon a review of the Forms 3, 4 and 5 required to be filed by such directors, officers and beneficial owners pursuant to Section 16(a) for the Company’s fiscal year ended December 31, 2005, the Company has determined that all required reports were timely filed.

Stock Performance Graph

The line graph on the following page compares the cumulative total stockholder return of the Company’s Common Stock to the cumulative total return of (i) the American Stock Exchange Market Index and (ii) a telecommunications industry index, for the period commencing January 1, 2001 and ending December 31, 2005. The graph assumes that $100 was invested on January 1, 2001, with any dividends reinvested on the date paid. The graph shows as of December 31st for each of the five years the hypothetical value of such initial $100 investment.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY,

AMEX MARKET INDEX AND TELECOMMUNICATIONS INDUSTRY INDEX

	2000	2001	2002	2003	2004	2005
Hungarian Telephone and Cable Corp.	$100.00	80.00	136.87	171.48	250.43	270.43
Telecommunications Industry Index	100.00	68.65	51.26	64.59	72.90	68.88
Amex Market Index	100.00	95.39	91.58	124.66	142.75	157.43

The Board of Directors recommends that stockholders vote “FOR” the election of the nominees named herein as directors.

II. RATIFICATION OF THE APPOINTMENT OF AUDITORS

The Audit Committee has reappointed the Company’s existing independent auditors KPMG Hungaria Kft. (“KPMG”) as independent auditors of the Company for the fiscal year ending December 31, 2006, subject to the ratification of the appointment by the Company’s stockholders. In the event the Company’s stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Information regarding KPMG’s fees for 2004 and 2005 is provided under “Fees to Independent Auditors for 2004 and 2005” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.

A representative of KPMG Hungaria Kft. is invited to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Fees to Independent Auditors for 2004 and 2005

The following table presents fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly reports for 2004 and 2005. It also includes the fees for the audit of the Company’s internal control over financial reporting for the year ended December 31, 2005. The fees billed for audit-related services, tax services and all other services rendered by KPMG for 2004 and 2005 are also included in the table.

	2004	2005
	(in thousands)	(in thousands)
Audit Fees	347	789
Audit-Related Fees	41	231
Tax Fees	156	95
All Other Fees	1	4

The services rendered by KPMG comprising “Audit Fees” consist of the audit of the Company’s annual financial statements (and the audit of the Company’s internal control over financial reporting for the year ended December 31, 2005) and review of the financial statements included in the Company’s quarterly filings on Form 10-Q and certain other services customarily provided in connection with statutory and regulatory filings and the audit engagement.

“Audit-Related Fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reported under “Audit Fees”. The Audit-Related services provided by KPMG include advice on various U.S. and Hungarian accounting issues, certain audit work related to the financial statements of PanTel, services related to the Company’s compliance with Hungarian regulatory requirements and certain other project related services.

“Tax Fees” consist of fees for services related to tax compliance, tax advice and tax planning. The services rendered by KPMG comprising the “Tax Fees” consist of services with respect to a tax analysis of the structure of the PanTel transaction, certain tax planning and advice services, assistance in the preparation of certain individual Hungarian income tax returns (ex-patriate tax compliance), and assistance with the Company’s U.S. and Hungarian tax compliance.

The services rendered by KPMG comprising “All Other Fees” consist of translation services.

All audit services, audit-related services, tax services and other services provided by KPMG in connection with the 2004 and 2005 fiscal years were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”). The Pre-Approval Policy provides for the Audit Committee to specifically pre-approve the annual audit services engagement. The Pre-Approval Policy provides for pre-approval of specifically described audit-related services, tax services and other services within certain thresholds. Individual engagements anticipated to exceed pre-established thresholds and other services not specifically described must be separately pre-approved. The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG Hungaria Kft. as the Company’s independent auditors for the fiscal year ending December 31, 2006.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2007 Proxy Statement for the Company’s Annual Meeting of Stockholders to be held in 2007. Any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than December 22, 2006. A shareholder proposal for the Company’s 2007 Annual Meeting of Stockholders which is submitted outside the processes of Rule 14a-8 is considered untimely if the Company did not have notice of such proposal at least 45 days before the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders. For the Company’s 2007 Annual Meeting of Stockholders, such date is March 7, 2007. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may send written communications to the Company’s Board of Directors c/o Secretary, Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034. All written communications from stockholders regarding legitimate Company business will be delivered to the Board of Directors.

OTHER BUSINESS

The Board of Directors is not aware of any matter other than the matters described above to be presented for action at the Meeting. However, if any other proper items of business should come before the Meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

EXPENSES OF SOLICITATION

The Company will pay the expenses of this proxy solicitation. In addition to solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them, and the Company may reimburse them for certain reasonable out-of-pocket expenses incurred by them in connection therewith.

By Order of the Board of Directors,

/s/ Kim Frimer
Kim Frimer
Chairman of the Board of Directors

April 7, 2006

Seattle, WA

Appendix A

PROXY	HUNGARIAN TELEPHONE AND CABLE CORP.	PROXY

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints KIM FRIMER and PETER T. NOONE, and each of them, with full power of substitution in each, as proxies for the undersigned, to represent the undersigned and to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 17, 2006, at 10:00 a.m. local time, at the Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017, or at any adjournment or postponement thereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

The Board of Directors recommends a vote “FOR” all nominees for director and “FOR” the ratification of the appointment of KPMG Hungaria Kft. To vote in accordance with the Board’s recommendations, just sign on the reverse side; no boxes need to be marked. The shares represented by this proxy will be voted as directed by the stockholder, but if no instructions are specified as to any item or all items on a properly executed proxy, this proxy will be voted, with respect to such item(s), as follows: for the election of the Board nominees and for the ratification of the appointment of KPMG Hungaria Kft. If any other business is presented at the Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.	The election as directors of all nominees listed below to serve until the 2007 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;
INSTRUCTION: To withhold your vote for one or more individual nominees, mark “FOR ALL EXCEPT” and strike a line through the name(s) of such person(s) in the list below.

OLE BERTRAM	CHRISTIAN EYDE MOELLER	WILLIAM E. STARKEY
KIM FRIMER	JOHN B. RYAN	PETER THOMSEN
JESPER HELMUTH LARSEN

☐ VOTE FOR ALL NOMINEES	☐ WITHHOLD FOR ALL NOMINEES	☐ FOR ALL EXCEPT
2.	Ratification of the appointment of KPMG Hungaria Kft. as auditors of the Company for the fiscal year ending December 31, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting and accompanying Proxy Statement relating to the Meeting and an Annual Report to Stockholders for the fiscal year ended December 31, 2005.

DATED: , 2006

Signature

Signature

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.